UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2002

COREL CORPORATION
(Exact name of registrant as specified in its charter)

Canada
(State of Other Jurisdiction of Incorporation)

0-20562	Not Applicable
(Commission File Number)	(I.R.S. Employer Identification Number)

1600 Carling Avenue
Ottawa, Ontario, Canada    KIZ 8R7
(Address of principal executive offices including zip code)

(613) 728-8200
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.

On February 1, 2002 Corel Corporation (NASDAQ: CORL, TSE: COR) announced results for its fourth quarter and fiscal 2001, ended November 30, 2001. All figures are reported in US currency.

Revenues for fiscal 2001 totaled $134.3 million, producing a net loss of $7.3 million or $(0.10) per share. Included in those figures are a number of non-recurring costs totaling approximately $8.5 million in the fourth quarter. These results compare to fiscal 2000 revenues of $157.5 million, resulting in a net loss of $55.3 million or $(0.80) per share. While Corel's revenue for fiscal 2001 declined by $23.2 million from the previous year, the company achieved a $48-million positive gain to its bottom line, a direct result of measures instituted across all areas of its operations to reduce expenditures. EBITDA for fiscal 2001 was $10.5 million, compared to a loss before interest, taxes, depreciation and amortization of $43.1 million for fiscal 2000.

On February 1, 2002, SoftQuad Software, Ltd. (OTC BB: SXML), an internationally recognized developer of XML-enabling technologies, announced that it has reached an interim financing agreement with Corel Corporation (NASDAQ: CORL; TSE: COR), whereby Corel will provide SoftQuad with a bridge loan of up to US$2 million. SoftQuad will use the funding to supplement its ongoing working capital requirements until Corel's proposed acquisition of SoftQuad is completed.

In a related development, SoftQuad also announced the following two amendments to the terms of the proposed Merger Agreement between Corel and SoftQuad: 1) Corel and SoftQuad have extended the deadline for the effective time of the merger from February 15, 2002 to March 31, 2002; and 2) the board of directors of SoftQuad have agreed to waive the provision of the Merger Agreement that entitles SoftQuad to terminate the Merger Agreement if the volume weighted average trading price of a share of Corel common stock for the 10 trading days prior to the SoftQuad special shareholder's meeting is less than $2.1677.

See Exhibits 99.1 - Corel press release and 99.2 SoftQuad press release.

Item 7. Financial Statements, Pro Forma Information and Exhibits

(c) Exhibits

99.1 Press Release issued by Corel Corporation on February 1, 2002.

99.2 Press Release issued by SoftQuad on February 1, 2002.

SIGNATURES

Pursuant to the requirement of the Security Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 7, 2002

COREL CORPORATION

(Registrant)

By:	/s/John Blaine

John Blaine
Chief Financial Officer, Executive Vice President Finance and Treasurer
(Principal Accounting Officer)